Exhibit 99

EMRISE

NEWS	CORPORATION

9485 Haven Avenue Suite 100
Rancho Cucamonga, CA 91730
(909) 987-9220 • (909) 987-5186
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron Inc

John Donovan

Rene Caron (investors) Len Hall (media)

Vice President Finance and Administration	949-474-4300
(909) 987-9220 ext. 3201	rene@allencaron.com
jdonovan@emrise.com	len@allencaron.com

EMRISE CORPORATION COMPLETES REVERSE SPLIT OF COMMON STOCK

RANCHO CUCAMONGA, Calif.—November 20, 2008—EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced that it completed the 1-for-3.75 reverse split of its common stock after the closing of the markets on November 19, 2008.

Beginning today, the Company’s shares will trade on the NYSE Arca exchange on a split-adjusted basis under its existing trading symbol “ERI”.

EMRISE’s Board of Directors implemented the reverse split with the objectives of retaining the Company’s listing on the NYSE Arca exchange and reducing the number of outstanding shares to a more appropriate level for the Company.  The Company’s stockholders approved the reverse split at a special meeting of stockholders held on November 6, 2008.

EMRISE’s Chief Executive Officer, Carmine T. Oliva, remarked: “Since the beginning of the year, we have achieved a number of goals that we expect will strengthen stockholder value, including organic sales growth, higher gross margins, expense control, quarterly profitability and positive cash flow. The acquisition we closed in August is already generating incremental revenue and accretive earnings. By going ahead with this reverse split, we expect to retain our listing on NYSE Arca which we believe will enable us to more effectively increase and broaden awareness of EMRISE and its potential with a larger audience of investors. Our third-quarter results indicate we are on the right track and we believe that we will achieve continued improvement in the fourth quarter of 2008 and in 2009.”

After taking into account the reverse stock split, the Company now has approximately 10 million shares of common stock outstanding.  Terms of the Company’s outstanding warrants and options have been adjusted accordingly.

Stockholders of record on November 20, 2008, will be sent instructions for exchanging their existing stock certificates for new stock certificates.  All fractional shares resulting from the reverse split will be rounded up to the nearest whole share.  Stockholders with shares held in street name with a brokerage firm will have their accounts adjusted by their respective brokers.  Stockholders should not destroy any stock certificates and should not submit any certificates to the Company’s transfer agent until requested to do so.  Questions regarding this exchange process can be addressed by contacting the Company’s transfer agent, Computershare, at (800) 546-5141.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; RF and microwave transmission; digital and rotary switching; network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include commercial avionic “In-Flight Entertainment and Communications” products and communications “Network Timing and Synchronization” equipment. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England, France and Japan. The Company has built a worldwide base of customers including all of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation EMRISE’s ability to retain its listing on the NYSE Arca exchange, ability to strengthen shareholder value, including organic sales growth, higher gross margins, expense control, quarterly profitability and positive cash flow, ability to more effectively increase and broaden awareness of EMRISE and its potential with a larger audience of investors, and the ability to achieve continued improvement in the fourth quarter of 2008 and into 2009 are all forward-looking statements that involve a number of risks and uncertainties. The actual future results of EMRISE CORPORATION could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, failure of EMRISE stock to achieve a price in excess of $1.00 per share and/or failure to remain above this level for at least 30 trading days following the reverse split, failure to remain above the minimum listing standard price of $1.00 after the initial 30 trading days following the reverse split, the reduction in shares not being perceived by the investment community as an appropriate number of shares outstanding, failure to realize higher value for shareholders, failure to improve sales, gross margins, control expenses, improve quarterly profitability, or improve cash flow, failure to increase or broaden awareness of EMRISE in the investment community, failure to make further and stronger progress in fourth quarter, failure to continue growth trends into 2009 and those factors contained in the “Risk Factors” Section of the Company’s Form 10-K for the year ended December 31, 2007, and other Company filings.

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